Exhibit 99.1

Warren Resources Announces Sale of

Wyoming Coal Bed Methane Assets to Escalera Resources

•                  $47MM sale of non-core Wyoming CBM assets

•                  Continued focus on de-levering and creating liquidity

NEW YORK, June 16, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (NASDAQ: WRES) today announced the execution of agreements to divest its Atlantic Rim CBM assets to Escalera Resources, Co. (NASDAQ:  ESCR). Under the terms of the transaction agreements, Warren will sell all of its interests in its shallow depth coal bed methane assets, which are located in the Atlantic Rim area of the Washakie Basin in Carbon County, Wyoming, appurtenant midstream pipeline assets, and an undivided 30% of its interest in certain deep rights associated with Warren’s former leases in the Atlantic Rim area, to Escalera with an effective date of April 1, 2015.  The total purchase price for these assets will be $47 million, with $42 million payable in cash at closing. Following consummation of the transaction, Warren will retain 70% of the operated deep rights associated with Warren’s former leases in the Atlantic Rim area, across 68,700 gross acres, which are currently being evaluated for potential upside in a number of the deep formations present. The sale is subject to closing conditions and adjustments, including completion of the purchaser’s financing.

Lance Peterson, Warren’s Interim Chief Executive Officer, said:  “We are extremely pleased to announce the sale of our Atlantic Rim assets to Escalera.  This strategic divestiture is another important step forward in our continuing strategy to give Warren the ability to transact on future high growth opportunities as we further reduce debt and increase our liquidity.”

With the closing of the transaction, Warren expects that its pro forma available liquidity will increase to approximately $61 million.  Mr. Peterson said: “Upon Warren’s recent closing of our refinancing with GSO Capital Partners and Franklin Square Capital Partners, we highlighted the benefits of having a credit agreement that gives Warren the flexibility to divest non-core properties, including the Atlantic Rim CBM assets which represent less than 10% of Warren’s 2014 EBITDA pro forma the Marcellus acquisition, and pay down debt with the option to re-draw funds in the future at a nominal cost.  Closing this transaction with Escalera will allow us to take advantage of that flexibility to continue deleveraging the company, thereby reducing interest expense and to access additional liquidity available in the future as we implement our growth strategy.”

Mr. Peterson commented:  “Divesting our Wyoming assets fits into Warren’s corporate mission to shift our focus toward pursuit of the high-growth, strategic acquisition opportunities for the Company.  Over the past six months we’ve worked methodically to right-size CAPEX, capture G&A and LOE savings, align ourselves with a strong financial partner, retire debt, and sell non-core assets — together, all these measures boost the Company’s liquidity and position us for growth.”

Warren has scheduled a conference call to discuss the transaction at 11:00 a.m. EDT today. To participate in the Warren conference call, callers in the United States and Canada can dial (866) 270-6057, or if international dial (617) 213-8891. The Conference I.D. for callers is 34680571. The Company has posted presentation materials that will accompany the conference call and should be accessed through the

Company’s website at www.warrenresources.com on the homepage under “Latest News”, as well as in the “For Investors” section under “Featured Report”.  If you are unable to listen to the live call, a recording of the call will be available for delayed playback for one week beginning at approximately 3:00 p.m. on June 16, 2015. To access the replay, dial (866) 233-1854, or if international dial (617) 614-4949. The confirmation code for the replay is 73273612.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s operating activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California and on natural gas in the Marcellus Shale in Pennsylvania.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:                         Jeff Keeler

212-697-9660